DISCOVER BOARD ELECTS CEO NELMS AS CHAIRMAN

AND WEINBACH AS LEAD DIRECTOR

Riverwoods, IL, Jan. 14, 2009 - Discover Financial Services (NYSE: DFS) today announced the election of CEO David Nelms as chairman of the board, following the resignation of Chairman Dennis Dammerman, who is leaving because of the time commitment required by his new responsibilities as a director of American International Group, Inc. (AIG). Discover's Board of Directors elected Lawrence Weinbach to the newly created position of lead director.

"We are grateful for the significant contributions Dennis made to Discover as chairman of the board" said Nelms. "I look forward to working with Larry and the rest of our highly qualified board of directors to lead the company into the future."

Dammerman was Discover's chairman since the company's spin-off from Morgan Stanley in June 2007. He retired in 2005 as vice chairman of the board and executive officer of General Electric Company and director, chairman and chief executive officer of GE Capital Services. He was elected to the AIG board in November.

Weinbach also has served on the Discover board since the company went public. A partner of Yankee Hill Capital Management LLC since 2006, he was formerly the executive chairman of Unisys Corporation and managing partner and chief executive of Andersen Worldwide. He currently chairs Discover's Nominating and Governance Committee and will continue in that role in addition to becoming lead director.

About Discover Financial Services

Discover Financial Services (NYSE: DFS) is a leading credit card issuer and electronic payment services company with one of the most recognized brands in U.S. financial services. The company operates the Discover Card, America's cash rewards pioneer. Since its inception in 1986, the company has become one of the largest card issuers in the United States. Its payments businesses consist of the Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in 185 countries and territories. For more information, visit www.discoverfinancial.com.

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